Exhibit 99.1

WEYCO REPORTS SECOND QUARTER 2026 RESULTS

Milwaukee, Wisconsin---August 4, 2026---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended June 30, 2026.

Second Quarter 2026 Overview

●	Net sales: $62.2 million (up 7% compared to Q2 2025)
●	Gross earnings: 70.4% of net sales (includes $15.3 million of tariff refunds)
●	Earnings from operations: $17.0 million (compared to $3.9 million in Q2 2025)
●	Net earnings: $13.3 million (up from $2.3 million in Q2 2025)
●	Diluted earnings per share: $1.39 (up from $0.24 in Q2 2025)

North American Wholesale Segment

Wholesale net sales were $48.8 million for the quarter, up 7% from $45.6 million in the second quarter of 2025. Sales of our Florsheim brand were up 12%, due to its continued growth in the dress shoe category. BOGS sales were up 10% for the quarter, driven by increased sales volumes across most major channels. Sales of our Stacy Adams brand increased 4% for the quarter, primarily due to favorable pricing. Nunn Bush sales were down 3% for the quarter.

Wholesale gross earnings as a percent of net sales were 70.0% and 37.6% in the second quarters of 2026 and 2025, respectively.  The increase was primarily due to the recognition of $14.3 million in tariff refunds, discussed below, as well as the benefit of selling price increases implemented in the second half of 2025. Wholesale selling and administrative expenses totaled $18.1 million, or 37% of net sales, for the quarter versus $13.1 million, or 29% of net sales, last year. The increases in 2026 were primarily due to higher employee costs. Wholesale operating earnings were $16.0 million for the quarter, up from $4.1 million in 2025, due mainly to tariff refunds partially offset by higher employee costs.

North American Retail Segment

Net sales in our retail segment totaled $7.0 million for the quarter, up 4% from $6.8 million in 2025. The increase was primarily due to higher sales on our Florsheim website. Retail gross earnings as a percent of net sales increased to 79.2% in the second quarter of 2026, up from 66.6% in the second quarter of 2025, driven mainly by the recognition of $1.0 million in tariff refunds. Retail operating earnings reached $1.0 million for the quarter, compared to $0.1 million in last year’s second quarter, driven mainly by the tariff refunds.

Other Operations

Other operations consist of our retail and wholesale businesses in Australia and South Africa (collectively, “Florsheim Australia”). Net sales of Florsheim Australia were $6.4 million in the second quarter of 2026, up 10% from $5.8 million in 2025. The increase was due to the appreciation of the Australian dollar relative to the U.S. dollar, as Florsheim Australia’s net sales in local currency were down 1% for the quarter. Florsheim Australia’s gross earnings as a percent of net sales were 63.1% and 60.9% in the second quarters of 2026 and 2025, respectively. Its second quarter operating earnings were break-even in 2026 versus operating losses of $0.2 million last year.

Incremental Tariffs

In early 2025, the U.S. imposed tariffs on certain imported goods under the International Emergency Economic Powers Act (“IEEPA”). During 2025 and the first quarter of 2026, we paid approximately $19.8 million in IEEPA tariffs. In February 2026, the U.S. Supreme Court invalidated IEEPA tariffs, and in April 2026, U.S. Customs and Border Protection (“CBP”) commenced a phased process for accepting refund claims. Accordingly, in April, we submitted refund claims for our Phase 1 entries totaling $18.6 million, substantially all of which were approved during the second quarter. As a result, during the quarter we recognized: $15.3 million in tariff refunds as a reduction to cost of sales ($14.3 million in the Wholesale segment and $1.0 million in the Retail segment), $3.3 million as a reduction of inventory, and $0.7 million of interest income.

Our remaining entries, totaling $1.2 million (now classified as Phase 3 entries), have not yet been assigned a claim submission timeline. No refunds related to Phase 3 entries have been recognized, as the timing and amount of these recoveries remain uncertain and subject to execution by CBP.

Following the U.S. Supreme Court's ruling in February, the Administration imposed a 10% incremental tariff under a separate statutory authority, which remained in effect throughout the second quarter. On July 24th, the Administration increased the incremental tariff on imports from China, Dominican Republic, and Vietnam to 12.5%. U.S. trade policies continue to evolve and remain unpredictable, creating near-term gross margin uncertainty. We have mitigation strategies in place and will continue to adjust, as appropriate, in response to future policy developments.

Interest Income

Interest income totaled $1.5 million compared to $0.8 million in last year’s second quarter. This year included $0.7 million of interest income on tariff refunds recognized in the second quarter.

Provision for Income Taxes

Our effective tax rates for the second quarters of 2026 and 2025 were 28.4% and 51.1% respectively. The higher effective tax rate in 2025 was primarily due to the establishment of a $1.1 million valuation allowance on deferred tax assets at Florsheim Australia.

"We are pleased with our performance this quarter, with three of our brands posting solid wholesale sales growth, led by our Florsheim brand, as well as gains in Florsheim's e-commerce business," stated Thomas W. Florsheim, Jr., Chairman and Chief Executive Officer. "This sales growth led to strong second-quarter earnings, which were further bolstered by the recovery of previously paid IEEPA tariffs. Overall, we are encouraged by our current momentum and believe we are well positioned for a strong second-half."

Dividend Declaration

On August 4, 2026, our Board of Directors declared a cash dividend of $0.28 per share to all shareholders of record on August 18, 2026, payable September 30, 2026.

Conference Call Details

Weyco Group will host a conference call on August 5, 2026, at 11:00 a.m. Eastern Time to discuss the second quarter 2026 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register-conf.media-server.com/register/BIdbf49246d29d49fdb28efc4756dd1e16

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/rqug7zo8. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, and BOGS. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow-down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine, Israel, and Iran and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2026, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2026	2025

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$93,691	$96,006
Marketable securities, at amortized cost	1,780	1,425
Tariff refund receivable	17,447	—
Accounts receivable, net	34,283	38,899
Inventories	49,069	65,887
Prepaid expenses and other current assets	2,609	3,218
Total current assets	198,879	205,435

Marketable securities, at amortized cost	2,640	3,460
Property, plant and equipment, net	27,674	27,414
Operating lease right-of-use assets	8,621	10,257
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	28,076	27,916
Total assets	$311,075	$319,667

LIABILITIES AND EQUITY:
Accounts payable	$6,358	$11,198
Dividend payable	—	21,385
Operating lease liabilities	3,672	4,354
Accrued liabilities	14,351	11,062
Accrued income tax payable	1,977	638
Total current liabilities	26,358	48,637

Deferred income tax liabilities	13,716	13,828
Long-term pension liability	10,387	10,787
Operating lease liabilities	5,437	6,437
Other long-term liabilities	382	410
Total liabilities	56,280	80,099

Common stock	9,531	9,532
Capital in excess of par value	74,843	73,967
Reinvested earnings	184,084	169,923
Accumulated other comprehensive loss	(13,663)	(13,854)
Total equity	254,795	239,568
Total liabilities and equity	$311,075	$319,667

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(In thousands, except per share amounts)

Net sales	$62,216	$58,221	$130,221	$126,251
Cost of sales	18,432	32,998	56,371	70,653
Gross earnings	43,784	25,223	73,850	55,598

Selling and administrative expenses	26,764	21,330	49,326	44,674
Earnings from operations	17,020	3,893	24,524	10,924

Interest income	1,519	785	2,204	1,419
Interest expense	—	(1)	(4)	(2)
Other income (expense), net	51	(59)	208	(186)

Earnings before provision for income taxes	18,590	4,618	26,932	12,155

Provision for income taxes	5,275	2,362	7,496	4,356

Net earnings	$13,315	$2,256	$19,436	$7,799

Weighted average shares outstanding
Basic	9,412	9,475	9,412	9,511
Diluted	9,561	9,561	9,536	9,612

Earnings per share
Basic	$1.41	$0.24	$2.06	$0.82
Diluted	$1.39	$0.24	$2.04	$0.81

Cash dividends declared (per share)	$0.28	$0.27	$0.55	$0.53

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2026	2025

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$19,436	$7,799
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,271	1,203
Amortization	63	131
Bad debt expense	4	148
Deferred income taxes	(145)	838
Net foreign currency transaction (gains) losses	(71)	66
Share-based compensation expense	863	802
Pension (benefit) expense	(36)	240
Loss on disposal of fixed assets	—	5
Increase in cash surrender value of life insurance	(240)	(230)
Changes in operating assets and liabilities -
Accounts receivable	4,610	5,301
Tariff refund receivable	(17,447)	—
Inventories	16,828	2,705
Prepaid expenses and other assets	644	791
Accounts payable	(4,848)	(1,277)
Accrued liabilities and other	2,913	(3,458)
Accrued income taxes	1,331	(707)
Net cash provided by operating activities	25,176	14,357

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	470	5
Purchases of property, plant and equipment	(1,490)	(677)
Net cash used for investing activities	(1,020)	(672)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(26,562)	(5,039)
Shares purchased and retired	(34)	(3,135)
Net proceeds from stock options exercised	13	—
Net cash used for financing activities	(26,583)	(8,174)

Effect of exchange rate changes on cash and cash equivalents	112	956

Net (decrease) increase in cash and cash equivalents	$(2,315)	$6,467

CASH AND CASH EQUIVALENTS at beginning of period	96,006	70,963

CASH AND CASH EQUIVALENTS at end of period	$93,691	$77,430

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,304	$4,208
Interest paid	$—	$1

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$—	$21,579